Exhibit 23.7

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRMS

The Board of Directors

Telecom Italia S.p.A.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-4 of Telecom Italia S.p.A. of our report dated March 20, 2002 with respect to the consolidated balance sheets of Telekom Austria Aktiengesellschaft and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2003 Annual Report on Form 20-F/A of Telecom Italia S.p.A.

Vienna, September 2, 2004

Grant Thornton Wirtschaftsprüfungs-und Steuerberatungs-GmbH	KPMG Austria GmbH Wirtschaftsprüfungs-und Steuerberatungsgesellschaft

/S/ WALTER PLATZER-WOLFGANG HACKL	/S/ MARTIN WAGNER-EDITH SCHICKER